Exhibit 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 15, 2012 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of March 31, 2012, of $37.7 million, a decrease of $0.4 million since December 31, 2011. Net assets per share decreased to $3.56 as of March 31, 2012 from $3.61 as of December 31, 2011. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Net assets	$37,651	$38,148	$38,970	$41,432	$36,333
Shares outstanding	10,562	10,562	10,562	10,562	8,862
Net assets per share	$3.56	$3.61	$3.69	$3.92	$4.10

Significant events that occurred during and subsequent to the first quarter of 2012 included the following:

•	Approval of Orco Germany Bond Conversion Terms. According to press releases issued by Orco Germany S.A. (“Orco Germany”), on May 7, 2012, holders of 72.5% of all Orco Germany bonds approved a joint restructuring of certain bond debt of Orco Germany and its parent company, Orco Property Group S.A. (“OPG”). Pursuant to such restructuring, approximately 84.5% of the Orco Germany bonds held by each bondholder were converted into Obligations Convertibles en Actions (“OCA”) on May 9, 2012. The OCA are expected to be converted into an aggregate of 26.2 million OPG shares later in the same month. The OPG shares may not be traded until a prospectus is filed with and approved by the relevant securities authority in Luxembourg. The remaining 15.5% of the Orco Germany bonds held by each bondholder will be converted into newly-issued 6-year OPG notes with a face value of €20.0 million bearing cash and PIK interest each at 5% per annum, which interest percentages may be reduced over time upon timely repayments of principal tranches during a four-year period commencing in 2015. Certain terms of the restructuring require approval of the Paris Commercial Court, which is overseeing safeguard proceedings (procédure de sauvegarde) with respect to OPG and its assets. As of March 31, 2012, Equus held 8,890 Orco Germany bonds, or approximately 6% of all Orco Germany bonds outstanding. If the terms and conditions of the joint restructuring were fulfilled, Equus would expect to receive 1,573,712 OPG Shares, and OPG notes in the face amount of €1,199,927 which, according to the EUR-USD exchange rate on May 11, 2012, is equal to $1,550,426.

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The changes in net asset value resulted principally from changes in the fair values of the following portfolio holdings:

•	ConGlobal Industries Holding, Inc. (“ConGlobal”). The Fund made its initial investment in the debt and equity of ConGlobal in 1997, and subsequently restructured its loan in 2003, 2004, and most recently in 2009. ConGlobal operates 22 container repair and storage depots located near shipping ports across the United States, Mexico, and Costa Rica, catering to major shipping, leasing, and freight movement companies around the world. The company has national storage capacity of over 600 acres and its network of maintenance depots currently handles over 6,500 containers per week and can accommodate 175,000 TEU's (twenty-foot equivalent unit).

ConGlobal’s EBITDA improved during the first quarter of 2012, but remains well below historical highs. In addition, future cash flows are expected to be adversely affected by the loss of two key customer accounts in the Northwest. Nevertheless, as a result of improved EBITDA during the first quarter of 2012, the fair value of this investment increased from $5.7 million as of December 31, 2011 to $6.0 million as of March 31, 2012. This figure does not include accrued but unpaid interest receivable from ConGlobal of $1.9 million as of March 31, 2012.

•	Sovereign Business Forms, Inc. (“Sovereign”). The Fund made its initial investment in Sovereign in 1996. Sovereign operates five manufacturing plants with a combined market reach covering much of the central and eastern United States, Texas and Louisiana. Business forms are typically custom forms sold to distributors which resell the forms to the end-users and include snap-out forms, continuous forms, laser cut sheets and sales/log books. Typical uses of these forms include bank checks, insurance contracts, auto parts and healthcare form/label combinations, and are utilized by banks, insurance companies, auto dealerships and healthcare companies. These types of products account for approximately 95% of the company’s historical revenue. The principals of Sovereign have been with the company since inception in 1996 and have extensive experience in the industry. Sovereign focuses its business on “short run” forms which are less than 150,000 per order. Sovereign management estimates the average value of an order is $600, which equates to approximately 50,000 orders per year or 27 orders per day per location (Sovereign has six locations). These jobs typically have a quick turnaround of less than 48 hours and allow Sovereign to focus its sales efforts on service in a price-sensitive industry. Sovereign management also believes it is advantaged with numerous locations and can manage work flow by shifting orders to facilities that have excess capacity and drop-shipping directly to customers. There are few significant customers in the business with the top five customers accounting for approximately 10% of historical revenue.

The fair value of this investment decreased from $6.9 million as of December 31, 2011 to $6.7 million as of March 31, 2012 due to a decline in operating results during the first quarter.

•	Spectrum Management, LLC (“Spectrum”). The Fund made its initial investment in Spectrum in 1999. Spectrum uses proprietary electronic tracking equipment and software, and a full suite of custom services to help client organizations, mainly financial institutions, protect or recover high-value merchandise and cash. Spectrum markets its services under the brand name Electronic Tracking Systems or ETS. The company specializes in assisting communities and law enforcement in recovery of stolen property.

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Spectrum’s EBITDA has declined substantially in recent years and Spectrum lost key customer accounts in the fourth quarter of 2011. As a result of these and other negative factors, we applied a liquidation approach for valuation purposes, which has resulted in a decrease in the fair value of this investment from $0.3 million as of December 31, 2011 to $0.2 million as of March 31, 2012.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.